Exhibit 21.1

Subsidiaries of the Registrant:

The following are subsidiaries of Consoltex Holdings, Inc.:

Consoltex Inc.                                        New Brunswick, Canada
Consoltex (USA) Inc.                                  New York
Consoltex International Inc.                          Delaware
LINQ Industrial Fabrics Inc.                          Delaware
Consoltex Mexico, S.A. de C.V.                        Mexico
Rafytica, S.A.                                        Costa Rica
Rafytek, S.A. de C.V.                                 Mexico
Royalton Mexicana, S.A. de C.V.                       Mexico
Royalton de Mexico, S.A. de C.V.                      Mexico